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                                                                    EXHIBIT 12.2

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
  RATIO OF EARNINGS TO FIXED CHARGES (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                          -----------------------------------------------------------------------------
                                            9/30/95            1994              1993           1992            1991
                                          -----------       ----------        ---------       --------        ---------
Earnings
  Income (loss) from continuing
    operations                            $   204,801       $   57,262        $  11,025       $   98,162      $   73,051
  Add:
    Loss from unconsolidated affiliate                         117,158            2,538
    Provision for income taxes                129,067           77,792           11,512           64,592          46,221
    Fixed charges                              90,468           73,751           62,535           50,595          52,951
                                          -----------       ----------        ---------       ----------       ---------
  Earnings, as adjusted         (A)       $   424,336       $  325,963        $  87,610       $  213,349       $ 172,223
                                          ===========       ==========        =========       ==========       =========

Fixed charges
  Other interest expense, including
    interest on capital leases            $    55,838      $    43,802        $  40,189       $   31,680       $  37,426
  Estimated interest component of
    rental expense                             34,630           29,949           22,346           18,915          15,525
                                          -----------      -----------        ---------       ----------       ---------
  Total fixed charges           (B)       $    90,468      $    73,751        $  62,535       $   50,595       $  52,951
                                          ===========      ===========        =========       ==========       =========

Ratio of earnings to fixed charges
                 (A) divided by (B)               4.7              4.4              1.4 *            4.2             3.3
                                                  ---              ---              ---              ---             ---

* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges (excluding captive finance subsidiaries) for fiscal 1993 is 4.2.